EXHIBIT 10.1

         THE AMERICAN EXPRESS COMPANY SUPPLEMENTAL RETIREMENT PLAN
                Amended and Restated Effective March 1, 1995




                           I. HISTORY OF THE PLAN

     On November 26, 1973, the Board of Directors of American Express Company (the "Company") authorized and approved the adoption of the American Express Supplementary Pension Plan to supplement retirement benefits provided under the American Express Retirement Plan (sometimes referred to as the American Express Funded Pension Plan) and other retirement and savings plans sponsored by the Company, its subsidiaries and Affiliates, through payment of benefits to Participants in such plans and their surviving spouses and Beneficiaries, to whom benefits otherwise payable under such plans are restricted in accordance with Section 3(36) of the Employee Retirement Income Security Act of 1974 (ERISA). The American Express Supplementary Pension Plan has remained in effect since its adoption and has been construed and operated as an "excess benefit plan" as defined under ERISA Section 3(36).

     On July 1, 1994, the Board of Directors of the Company authorized and directed the amendment and restatement of the American Express Supplementary Pension Plan pursuant to the provisions of Section 9 thereof. Such plan is amended and restated generally effective March 1, 1995 as the American Express Company Supplemental Retirement Plan.


                              II. DEFINITIONS

     As used in the Plan, the following terms have the meanings indicated below:

A. "Administrator" means the Employee Benefits Administration Committee or such other individual(s) authorized by the Company's
     Board or its Compensation and Benefits Committee.

B. "Affiliate" means any corporation or other trade or business under common control with the Company, as further defined in the Company's Qualified Retirement Plans.

C. "Beneficiary" means the individual or entity entitled to receive benefits under the Plan.

D. "Code" means the Internal Revenue Code of 1986, as may be amended from time to time.

E.   "Company" means American Express Company, it subsidiaries and
     Affiliates.

F. "Compensation" shall mean, with respect to excess benefits calculated with reference to a particular Qualified Retirement Plan, "Compensation" as defined in the applicable Qualified Retirement Plan, as the context implies.

G.   "DVP Retirement Plan" means the IDS DVP Retirement Plan.

H. "Employee" means an elected or appointed officer of the Company or any other individual the Administrator considers to be a key employee of the Company or an Affiliate, and whose compensation is reported on a Form W-2, regardless of whether the use of such form is subsequently determined to be erroneous.

I. "Insiders" means such Plan Participants who are or may be required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended, with respect to equity securities of the Company.

J. "ISP" means the American Express Company Incentive Savings Plan, as amended from time to time, and any successor plan.

K. "Participant" means an eligible Employee who accrues benefits under the Plan.

L.   "Plan" means this American Express Company Supplemental Retirement Plan.

M. "Plan Year" means the calendar year with reference to which benefits are determined under the Plan.

N. "Qualified Retirement Plan" means the Retirement Plan, the ISP, or the DVP Retirement Plan, as the context may imply.

O. "Retirement Plan" means the American Express Retirement Plan, as amended from time to time, and any successor plan.

P. "Section 401(a)(17) Limitation" refers to the limitation on the dollar amount of Compensation which may be taken into account under the Qualified Retirement Plans under Section 401(a)(17) of the Code or any other successor provision.

Q. "Section 415 Limitations" refer to the limitations on benefits for defined benefit pension plans, defined contribution plans and the limitations on benefits and contributions for combinations of plans which are imposed by Section 415(b), 415(c) and 415(e), respectively, of the Code, including any successor provisions.



                               III. ADMINISTRATION

     The Plan shall be administered by the Administrator. The
Administrator shall have full power, authority and discretion to interpret, construe and administer the Plan, consistent with the intent and the terms of the Plan, and such interpretation and construction thereof and actions taken thereunder shall be binding on all persons for the purposes so stated by the Administrator; provided that any such interpretation shall be consistent with Section VI(D) hereof.

     The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Administrator deems desirable to carry the Plan into effect. Any decision of the Administrator in the administration of the Plan shall be final and conclusive and binding upon all Participants in the Plan.


                    IV. ELIGIBILITY TO PARTICIPATE IN THE PLAN

(A) Subject to the discretion of the Administrator, an Employee of the Company (including such subsidiaries or Affiliates as may be approved by the Company) who satisfies each of the following requirements for the relevant Plan Year shall be eligible to participate in this Plan and to accrue benefits described herein.

     (1) For the relevant Plan Year, the Employee is:

              (a) Other than an Employee described in (b) or (c) below and is a participant under a "Qualified Retirement Plan" maintained by the Company. Participation by an Employee in a Qualified Retirement Plan shall be determined pursuant to and in accordance with the eligibility criteria applicable under such Qualified Retirement Plan; or

              (b) Effective January 1, 1995, the Employee serves in the capacity of a Group Vice President pursuant to a written employment agreement, is a participant under the DVP Retirement Plan or its successor plan, and satisfies the requirements of Section (2)(a) below for the relevant Plan Year; or

              (c) Effective January 1, 1996, the Employee serves in the capacity of Division Vice President or Field Vice President pursuant to a written employment agreement, is a participant under the DVP Retirement Plan or its successor plan, and satisfies the requirements of Section (2)(a) below for the relevant Plan Year.

     (2) For the relevant Plan Year, the Employee is:

              (a) credited with "Compensation" earned from the Company, its subsidiaries or Affiliates in an amount in excess of the applicable Code Section 401 (a)(17) Limitation; or

              (b) classified as a level "Grade Band 50" personnel or greater, as such classification is defined by the Administrator.

(B) Notwithstanding the provisions of Section IV(A) above, participation in this Plan shall be limited to such Employees of the Company, its subsidiaries and Affiliates, who are designated by the Administrator, on a case-by-case basis, as eligible to participate in this Plan; provided, all Insiders who satisfy the eligibility requirements under Section IV(A)(1) and (2) shall be deemed eligible to participate in this Plan without any action by the Administrator.

(C) The Administrator shall approve and execute deferred compensation agreements, including amendments thereto as may be necessary or desirable, with Employees eligible to participate in the Plan.

(D) Employees who satisfy the eligibility requirements of Section IV(A) as a result of promotion or new employment during the Plan Year may request participation in the Plan; provided, however, such request must be in writing and received by the Administrator no later than thirty (30) days following receipt by the Employee of written notification of eligibility to participate in the Plan.

(E) Prior to August 11, 1999, benefits available under the Plan to an employee who satisfies the eligibility criteria of either Sections IV(A)(1)(b) or (c), shall be restricted to the benefits described in Section V(A). Effective August 11, 1999 such employees shall be eligible for other benefits under the Plan as determined by the Administrator.


                         V. BENEFITS UNDER THE PLAN

     Effective March 17, 1995, and retroactive for benefits calculated with respect to Compensation earned by a Participant during the period beginning on or after July 1, 1994, benefits hereunder shall be determined under the following provisions.

(A) BENEFITS UNDER THE AMERICAN EXPRESS RETIREMENT PLAN AND IDS DVP RETIREMENT PLAN

For purposes of this Section V(A), capitalized terms not otherwise defined herein shall have the same meaning set forth in the Retirement Plan, or the DVP Retirement Plan, as the context implies.

     (1) BENEFITS IN EXCESS OF LIMITS UNDER THE AMERICAN EXPRESS RETIREMENT PLAN

          (a) If an Employee who is a participant under the Retirement Plan retires, becomes disabled, dies or otherwise terminates employment before July 1, 1995, such that the Employee (or his or her Beneficiary) becomes entitled to benefits under the Retirement Plan, and if any benefit was not accrued for such Employee under the terms of the Retirement Plan because of the
               Section 401(a)(17) Limitation or the Section 415 Limitations, the Company shall pay to such Employee (or his or her Beneficiary) an amount, if any, equal to the difference between the benefit payable to such Employee under the Retirement Plan, but for application of the Section 401(a)(17) Limitation or the Section 415 Limitations and the actual benefit paid such Employee under the Retirement Plan.

          (b) Each Employee who is otherwise entitled to receive benefits hereunder commencing on or after July 1, 1994 and before July 1, 1995, shall be entitled to such additional benefit hereunder, if any, as would have been payable to such Employee under the Retirement Plan if such Employee had not elected to defer receipt of compensation through voluntary non-qualified deferrals pursuant to the American Express Salary Deferral Plan or any similar plan of deferred compensation sponsored by the Company, its subsidiaries or Affiliates.

          (c) Effective July 1, 1995, if an Employee is a participant under the Retirement Plan, other than a terminated participant, the Company shall establish a book reserve account to which the following shall be credited


               (i) INITIAL BOOK RESERVE ACCOUNT BALANCE. A Participant's initial book -reserve account balance shall be zero unless the Participant was also a Participant in this Plan or the IDS Supplemental Retirement Plan on June 30, 1995. In the case of a Participant who was a Participant in this Plan on June 30, 1995, the Participant's initial book reserve account balance on July 1, 1995 shall be equal to the "actuarially equivalent present value" of the Participant's benefit under Section V(A)(1)(a) on June 30, 1995. In the case of a Participant who was a Participant in the IDS Supplemental Retirement Plan on June 30, 1995, such Participant's initial book reserve account balance on July 1, 1995 shall be equal to the "actuarially equivalent present value" of the pension-related portion of a Participant's benefit under the IDS Supplemental Retirement Plan on June 30, 1995. For purposes of this Section, the "actuarially equivalent present value" of a Participant's accrued benefit shall be determined by applying an interest rate of six percent (6%) and the 1984 Unisex Pensioner Mortality Table.

               (ii) CONTRIBUTION CREDITS. Commencing with the first payroll period ending on or after July 1, 1995, an amount equal to the Contribution Credits that would have been credited to a Participant's Defined Benefit Account Balance under the Retirement Plan but for application of the Section 401(a)(17) Limitation or the Section 415 Limitations for the applicable Plan Year. In the event a participant terminates from service as a result of a disability, as determined under the Retirement Plan, this Section V(A)(1)(c)(ii) will apply as if the Section 401(a)(17) Limitation and Section 415 Limitations applied to the deemed Compensation considered by the Retirement Plan.

          (d) Commencing with the first payroll period ending on or after July 1, 1995, a Participant's book reserve account shall be credited with an amount equal to the Contribution Credits that could have been credited to a Participant's Defined Benefit Account Balance under the Retirement Plan that would have been credited to such Defined Benefit Account Balance if the Participant had not elected to defer receipt of compensation through voluntary non-qualified deferrals pursuant to the American Express Salary Deferral Plan or any similar plan of deferred compensation sponsored by the Company, its subsidiaries or Affiliates.

          (e) Certain participants, as determined by the Company, who are credited with five Years of Service under the Retirement Plan shall be deemed to have rendered five additional Years of Service under this Plan for which benefits will be credited. Commencing with the first payroll period ending on or after the date an Employee is designated eligible for benefits under the Plan pursuant to Section IV(B) hereof, an amount equal to the Contribution Credits that would have been credited to the Participant's Defined Benefit Account Balance under the Retirement Plan had the Participant rendered five (5) additional Years of Service under the Retirement Plan shall be credited to a book reserve account established and maintained for the Participant.

               The formula of the benefits for a Plan Year under this
               Section V(A)(1)(e) shall be determined by the Company and applied in a uniform manner for all similarly situated employees.

     (2) BENEFITS UPON A CHANGE IN CONTROL

          (a) If a Participant experiences a "Defined Termination," as defined in the Company's Senior Executive Severance Plan (provided that such Participant is eligible under such plan), during the first year following a Change in Control, such Participant shall be deemed to have rendered two (2) additional Years of Service and to have attained two (2) additional years of age for all purposes under the Plan determined as of the date of such Participant's Defined Termination. In this event, such Participant shall be credited with additional Contribution Credits and Imputed Earnings Credits equivalent to the benefit that would have accrued under the Retirement Plan if the Participant had rendered such two (2) additional Years of Service and had attained two (2) additional years of age under the Retirement Plan.

               If a Participant eligible for the Company's Senior
               Executive Severance Plan experiences a Defined Termination during the second year following a Change in Control, such Participant shall be deemed to have rendered one (1) additional Year of Service and to have attained one (1) additional year of age for all purposes under the Plan and the Retirement Plan. In this event, such Participant shall be credited with additional Contribution Credits and Imputed Earnings Credits equivalent to the benefit that would have accrued under the Retirement Plan if the Participant had rendered such one (1) additional Year of Service and had attained one (1) additional year of age under the Retirement Plan.

          (b) Amounts described in this Section V(2) shall be credited to a book reserve account established for a Plan Participant at the time Contribution Credits are allocated by the Company to such Plan Participant under the Retirement Plan.

     (3) BENEFITS IN EXCESS OF LIMITS UNDER THE DVP RETIREMENT PLAN

         For Plan Years prior to January 1, 1997, if a participant under the DVP Retirement Plan is a Participant in this Plan, the Company shall establish a book reserve account to which the following shall be credited:

         EMPLOYER CONTRIBUTION ALLOCATION. An amount equal to ten percent (10%) of such Participant's Credited Earnings (as defined under the DVP Retirement Plan) that would have been contributed and allocated as an Employer Contribution to the account of the Participant in the DVP Retirement Plan for 1995 and subsequent Plan Years but for the Section 401(a)(17) Limitation; provided, however, that the maximum amount that may be credited under this
         Section V(A)(3) for any Plan Year shall be limited on a per Participant basis to Fifteen Thousand Dollars ($15,000.00).

     (4) BENEFITS RESTRICTED TO VESTED PORTION

         The benefits credited under this Section V(A) at the time of distribution to a Participant shall be restricted to a Participant's vested portion. A Participant's vested portion shall be determined under the vesting service crediting provisions of the Retirement Plan, or the DVP Retirement Plan, as applicable; provided, however, a Participant shall not be 100% vested in the benefit provided under Section V(A)(1)(e) solely as a result of becoming disabled. Any non-vested portion of amounts credited to a Participant hereunder shall be forfeited.

     (5) ADDITIONAL ACCOUNTS

         The Administrator may, in its discretion, establish additional book reserve accounts from time to time. The procedures to reflect and credit increases, decreases, interest, dividends, and other income, gains and losses shall be determined by the Administrator in its discretion.

(B) BENEFITS IN EXCESS OF LIMITS UNDER AMERICAN EXPRESS THE INCENTIVE SAVINGS PLAN (THE "ISP").

    For purposes of this Section V(B), capitalized terms not otherwise defined herein shall have the same meaning set forth in the ISP. If an Employee is a participant in the ISP, the Company shall establish book reserve accounts under this Plan on behalf of such Employee to which the following amounts shall be credited when earned or otherwise payable:

     (1) COMPANY STOCK CONTRIBUTION ALLOCATION. Commencing with the first payroll period ending on or after March 31, 1995, and with respect to each payroll period thereafter, an amount equal to one-percent (1%) of (a) a Participant's Base Salary, minus such amount allocated as a Company Stock Contribution to the Account of the Participant under the ISP, to the extent such contribution is limited by the Section 401(a)(17) Limitation or Section 415 Limitations, and (b) that portion of a Participant's Compensation deferred during such Plan Year pursuant to the American Express Salary Deferral Plan, or any similar plan of deferred compensation sponsored by the Company, its subsidiaries or Affiliates. For purposes of this Section V(B)(1), the Section 401(a)(17) Limitation shall be deemed to apply pro rationally to each regularly scheduled pay period for each Plan Year.

     (2) COMPANY PROFIT-SHARING CONTRIBUTION ALLOCATION. An amount equal to that portion of the Company Profit-Sharing Contribution that would have been contributed and allocated to the Account of a Participant under the ISP for 1994 and later Plan Years, consisting of a percentage of (a) a Participant's Base Salary, but for application of the Section 401(a)(17) Limitation or the
          Section 415 Limitations, and (b) that portion of a Participant's Compensation deferred during such Plan Year pursuant to the American Express Salary Deferral Plan, or any similar plan of deferred compensation sponsored by the Company, its subsidiaries or Affiliates. Benefits credited under this Section V(B)(2) at the time of distribution shall be restricted to a Participant's vested portion as determined under the applicable provisions of the ISP. Any non-vested portion of such deferred compensation to be paid shall be forfeited.

     (3) COMPANY MATCHING CONTRIBUTION ALLOCATION. Commencing with the first payroll period ending after March 31, 1995, and with respect to each payroll period thereafter, an amount equal to that portion of the Company Matching Contribution that would have been contributed and allocated to the Account of a Participant by the Company as a Matching Contribution on behalf of a Participant, (a) to the extent such contribution is limited by the Section 401(a)(17) Limitation or Section 415 Limitations, minus such amount allocated as a Matching Contribution to the Account of the Participant under the ISP, and (b) with respect to that portion of a Participant's Compensation deferred pursuant to the American Express Salary Deferral Plan, or any similar plan of deferred compensation sponsored by the Company, its subsidiaries or Affiliates, and assuming (i) such portion had not been deferred and (ii) the Participant had elected to make Elective Contributions under the ISP equal to three percent (3%) (or such lesser amount if actually elected by the Participant under the
          ISP) of such Participant's compensation deferred under such deferred compensation plan.

     (4) On March 31, 1995, the Company shall credit the applicable book reserve account of each Participant, in a single sum, with the aggregate amounts that would have been allocated under Sections V(B)(1), (2) and (3) above with respect to a Participant's Compensation paid by the Company had such allocations been made with respect to the first payroll period ending on or after July 1, 1994, through the payroll period beginning on or before March 17, 1995. The credited amount shall be equal to the aggregate value of all allocations plus the equivalent of the investment gain or loss that would have occurred had such aggregate value been invested in units of the ISP Income Fund on July 1, 1994 and held continuously thereunder through March 17, 1995.

     (5) The Administrator may, in its discretion, establish additional book reserve accounts from time to time. The procedures to reflect and credit increases, decreases, interest, dividends, and other income, gains and losses shall be determined by the Administrator in its discretion.

(C)  CREDITING OF ACCOUNTS

     (1) Amounts described in Section V(A)(1)(c)(ii) shall be credited to a book reserve account established for a Plan Participant at the time Contribution Credits are allocated by the Company to such Plan Participant under the Retirement Plan except for amounts credited to an account for Section 415 Limitations which shall be credited upon the commencement of the benefit payment under the Retirement Plan.

     (2) Amounts described in Section V(A)(3) shall be credited in a lump sum to a book reserve account established for a Plan Participant not later than the time prescribed by law for filing the federal income tax return of American Express Financial Advisors, Inc. for the fiscal year, including extensions thereof; provided, however, if American Express Financial Advisors, Inc. joins with the Company in filing a consolidated federal income tax return, the time for filing the consolidated return shall govern.

     (3) Amounts described in Section V(B)(1) shall be credited to a book reserve account established for a Plan Participant on each payroll date or on the 4th day following each payroll date. Such book reserve account shall be denominated in units ("Units"). For purposes of this Plan, the price and value of Unit on any given day is equal to the number of American Express Common Shares held by the ISP American Express Stock Fund (the "Stock Fund") on a given day, multiplied by the previous day's closing price of one American Express Common Share on the New York Stock Exchange, plus the face value of all cash equivalents held by the Stock Fund plus the fair market value of all other assets held by the Stock Fund on such day divided by the number of Stock Fund units outstanding on such day. This paragraph shall apply to credits under Section V(B)(4) to the extent such credits are made with respect to Company Stock Contributions.

     (4)  Except as provided in Subsection (3) above, amounts described in
          Section V(B)(2) - (4) shall be credited to a book reserve account established for a Plan Participant within a reasonable time following the Company Profit Sharing Contributions and Company Matching Contributions, respectively, are allocated by the Company to such Plan Participant under the ISP. Such book reserve account shall contain various subaccounts, representing the various investment funds available to a Participant under the ISP as provided for in this Plan.

(D)  PAYMENT OF BENEFITS

     (1) Any benefits payable under the Plan shall be paid in cash from the general assets of the Company in the form elected by the Participant at the time the Participant makes his or her initial distribution election under the Plan, subject to the following:

          (a) A Participant may elect to receive his or her benefits in a single lump-sum payment or in annual installments payable over a period of five (5), ten (10) or fifteen (15) consecutive calendar years; provided, however, that if any benefit payable under this Section V(D) is less than Fifty Thousand Dollars ($50,000.00) at the time of the Participant's termination of employment for any reason, such amount may be paid in a single lump-sum payment at the discretion of the Administrator. Except as provided in
               Section V(D)(1)(c) below, a Participant may not revoke or modify his or her initial distribution election described in the preceding sentence. Such election shall apply to the payment of all benefits under the Plan.

               Effective July 1, 1995, if a Participant fails to make a valid distribution election within one (1) year of becoming a Participant in the Plan, such Participant's benefits shall be paid in a single lump sum; provided, however, that the Participant may elect to lengthen the period of payments as provided in Section V(D)(1)(c) below. No reduction in amounts payable from the Plan shall apply with respect to a modification lengthening the period over which payments are made.

               Effective July 1, 1997, if a Participant does not have a valid election on file with American Express Trust Company, such Participant's benefits shall be paid in a single lump sum.

               Payment of benefits shall begin on April 1 of the calendar year following a Participant's termination of employment for any reason with Company, its subsidiaries or Affiliates, or as soon thereafter as administratively feasible.

          (b) The following provisions shall apply to Participants who terminate employment for any reason before July 1, 1997:

               (i) If a Participant's distribution election has been in effect for at least one (1) year, such Participant's benefits shall be paid in the form elected by the Participant.

               (ii) If a Participant has not made an election before July
                    1, 1996, or the Participant's election was not received by American Express Trust Company at least one (1) year before the Participant's termination of employment for any reason, such Participant's benefits shall be paid in equal annual installments over a period of fifteen
                    (15) consecutive calendar years; provided, however, that a Participant may elect to accelerate the period of payments as provided in Section V(D)(1)(c) below. Any modification by a Participant of an initial distribution election that results in an acceleration of payments shall be subject to a ten percent (10%) reduction, determined as of the date of modification.


          (c)  Change in Payment Procedures. A Participant may make a one
               (1) time modification to his or her initial distribution election to elect a payment form that lengthens or accelerates the period over which payments from the Plan shall be made. To be effective, such a modification shall be made by filing a written notice of modification with American Express Trust Company in such form as the Administrator may prescribe; provided, however, that a modification to lengthen the period of time over which payments are made must be on file with American Express Trust Company for a period of one (1) year prior to the date payments are to begin pursuant to (a) above. A Participant may not change the payment method once payments have commenced.

     (2) Upon a Participant's death, benefits under the Plan shall be payable in cash to a Participant's Beneficiary designated pursuant to V(D)(3) below. If a Participant dies while still actively employed by Company, its subsidiaries or Affiliates, such payment(s) shall be made pursuant to the Participant's elected payment method or as an immediate single lump-sum payment, as elected by the Participant's Beneficiary, on such form as the Administrator may prescribe; provided, however, if the Beneficiary is the Participant's estate, such amount shall be paid in a single lump-sum payment.

          A Beneficiary's written election shall be returned to American Express Trust Company within ninety (90) days of the date payments are scheduled to commence pursuant to the method described under V(D)(1)(a) above. A Beneficiary may not change the payment method subsequent to commencement of benefits. If a Participant elects annual installment payments and dies after such installment payments have commenced, any remaining installment payments shall continue to be made in the installment method elected, provided the Participant's Beneficiary is an individual(s) or trust.

     (3) A Participant shall designate his or her Beneficiary or Beneficiaries entitled to receive benefits under the Plan by filing written notice of such designation with the Administrator in such form as the Administrator may prescribe. A Participant may revoke or modify such designation at any time by a further written designation in such form as the Administrator may prescribe. A Participant's Beneficiary designation shall be deemed automatically revoked in the event of the death of the Beneficiary or, if the Beneficiary is the Participant's spouse, in the event of dissolution of marriage. If no designation is in effect at the time benefits payable under the Plan become due, the provisions of the Retirement Plan concerning the determination of Beneficiary or Beneficiaries shall apply for purposes of distributions from this Plan.

     (4) Upon the request of a Participant (or Beneficiary) and based on a showing of an unanticipated emergency caused by an event beyond the control of the Participant (or Beneficiary) that would result in severe financial hardship to the Participant (or Beneficiary) if early withdrawal were not permitted, the Administrator may, in its sole discretion, vary the manner and time of making the distributions provided in this Section V(D). No reduction in benefits credited under this Plan shall apply to such early withdrawal solely as a result of the Administrator's variation of the time and manner of the distribution.

(E)  SUBACCOUNTS, INVESTMENT PERFORMANCE AND TRANSFERS

     (1) For each Participant, the book reserve account established pursuant to Section V(A)(1)(c) and Section V(A)(2) shall be increased by the Imputed Earnings Credit (as such term is defined in the Retirement Plan) on the last day of each Plan Year. Such earnings shall be credited at the same interest rate and computed in a similar manner (to the extent administratively feasible) as Imputed Earnings Credits are computed under the Retirement Plan for each Plan Year. In the event a Participant terminates employment for any reason and receives a benefit which commences during the year, the Imputed Earnings Credit shall be prorated in as similar a manner as may be administratively feasible as under the Retirement Plan.

     (2) Subject to Section V(E)(4) below, the performance of the book reserve account established for each Participant pursuant to
          Section V(C)(3) shall reflect the performance of the American Express Stock Fund. Such book reserve account shall reflect such increases or decreases in value from time to time, whether from dividends, gains, losses or otherwise, as may be experienced by the American Express Stock Fund. Credits to the book reserve account established pursuant to Section V(C)(3) may not be transferred to any other account or subaccount under or any other plan; provided, that subject to Section VI hereof, upon attainment of age fifty-five (55), a Participant may elect to transfer credits from such account to one or more subaccounts established pursuant to Section V(C)(4).

          Notwithstanding the above, effective immediately upon a Change in Control, as defined in Section VIII below, to the extent a Book Reserve Account established on behalf of a Participant reflects, or by the terms of this Plan should in the future reflect, the performance of the American Express Stock Fund, it shall thereafter reflect the performance of the ISP Income Fund.

     (3) For each Participant, credits to the book reserve account established pursuant to Section V(C)(4) shall be made to such subaccounts thereunder as directed by such Participant. If more than one subaccount is selected, a Participant must designate, on a form or other medium acceptable to the Administrator, in one percent (1%) increments, the amounts to be credited to each subaccount. A Participant shall be allowed to amend such designation consistent with the frequency of investment changes offered the Participant under rules governing the ISP for a given Plan Year.

          Subject to Section V(E)(4) below, for each Participant, the performance of such subaccounts shall reflect the performance of the investment fund under the ISP that such subaccount represents. Each such subaccount shall reflect such increases or decreases in value from time to time, whether from dividends, gains, losses or otherwise, as that experienced by the related investment fund under the ISP. Subject to Section VI hereof, credits to such subaccounts may be transferred to any other subaccount under this Plan on such terms and at such times as permitted with respect to the related investment funds under the ISP. If a Participant fails to affirmatively designate one or more subaccounts pursuant to this Section V(E)(3), subject to rules established by the Administrator, such Participant shall be deemed to have selected the subaccount(s) that relate to the Participant's investment direction under the ISP; provided, however, to the extent an Insider has directed ISP amounts to the Stock Fund, such Insider shall be deemed to have selected the subaccount relating to the ISP Income Fund.

     (4) The subaccounts as described hereinabove and established for a Participant shall reflect, in as similar manner as administratively feasible, the investment experience realized by a Participant with respect to such Participant's investment elections under the ISP.

          Subject to Section V(C)(3), the subaccounts shall be valued subject to such reasonable rules and procedures as the Administrator may adopt and apply to all Participants similarly situated with an effort to value such subaccounts as if amounts designated were invested in at similar times and in manners, subject to administrative convenience, as amounts are invested, and subject to the same market fluctuation factors used in valuing such investments in the ISP.


                          VI. SPECIAL RESTRICTIONS

(A) The provisions of this Section VI shall apply to Insiders. Such provisions shall apply during all periods that Insiders are subject to reporting under Section 16(a), including any period following cessation of Insider status during which such Insiders are required to report transactions pursuant to Rule 16a-2(b) (or its successor) under the Exchange Act.

     At such time as any Insider ceases to be subject to Section 16(a) reporting (and any period contemplated by Rule 16a-2(b) has expired), this Section VI shall cease to be applicable to such Participant.

(B) This Section VI shall be automatically applicable to any person who, on and after the date hereof, becomes an Insider. For purposes of the foregoing, the effective date of this Section shall be the date the person becomes an Insider.

(C) Notwithstanding anything in this Plan to the contrary, (i) credits to the account of an Insider pursuant to Section V(C)(4) may not be made to any subaccount that reflects the performance of the American Express Stock Fund, (ii) credits made pursuant to Section V(C)(4) to the account of an Insider at any time may not be transferred to any book reserve account or subaccount that reflects the performance of the Stock Fund and (iii) credits made to an Insider's book reserve account pursuant to Section V(C)(3) at any time and credits to the account of an Insider pursuant to Section V(C)(4) that were made to a subaccount that reflects the performance of the American Express Stock Fund (which credits could only have been made when such individual as not an Insider) may not be transferred, withdrawn, paid out or otherwise changed, other than (a) pursuant to Section V(D)(1) or (2) (but only at such time as such person is no longer an Insider) or (b) pursuant to the forfeiture provisions contained in the last sentence of Section V(B)(2).

(D) It is intended that the crediting of amounts to the accounts of Insiders that represents the performance of the American Express Stock Fund is intended to qualify for exemption from Section 16 under Rule 16b-3(d) under the Exchange Act. The Administrator shall, with respect to Insiders, administer and interpret all Plan provisions in a manner consistent with such exclusion.


                          VII. GENERAL PROVISIONS

(A) Nothing in this Plan shall create, or be construed to create, a trust of any kind or fiduciary relationship between the Company and the Participant, his or her designated Beneficiary, or any other person. Any funds deferred under the provisions of this Plan shall be construed for all purposes as a part of the general funds of the Company, and any right to receive payments from the Company under this Plan shall be no greater than the right of any unsecured general creditor. The Company may, but need not, purchase any securities or instruments as a means of hedging its obligations to any Participant under this Plan.

(B) The right of any Participant, or other person, to the payment of deferred compensation under this Plan shall not be assigned, transferred, pledged or encumbered except by the laws of descent and distribution.

(C) Participation in the Plan shall not be construed as conferring upon the Participant the right to continue in the employ of the Company as an executive or any other capacity. The Company expressly reserves the right to dismiss any employee at any time without liability for the effect such dismissal might have upon him or her hereunder.

(D) Any deferred compensation payable under this Plan shall not be deemed salary or other compensation to the Participant for the purpose of computing the benefits under any qualified pension or profit sharing plan, or life insurance benefit, or disability plan.

(E) The Company makes no representations or warranties and assumes no responsibility as to the tax consequences to any Participant who enters into a deferred compensation agreement with the Company pursuant to this Plan. Further, payment by the Company to Participant (or to a Participant's Beneficiary or Beneficiaries) in accordance with the written designation of Beneficiary on file with the Administrator at the time of Participant's death, shall be binding on all interested parties and persons, including Participant's heirs, executors, administrators and assigns, and shall discharge the Company, its directors, officers and employees from all claims, demands, actions or causes of action of every kind arising out of or on account of Participant's participation in this Plan, known or unknown, for himself or herself, his or her heirs, executors, administrators and assigns. Any agreement executed pursuant to this Plan shall be deemed to include the above provision of this Section VII(E).

(F) The Board of Directors or its delegate may, at any time, amend or terminate the Plan, provided that the Board may not reduce or modify the amount of any benefit payable to a Participant or any Beneficiary receiving benefit payments at the time the Plan is amended or terminated.

(G) The Administrator may prescribe a form of agreement to be used by a Participant and the Company, to the extent deemed necessary, to defer compensation under the Plan.

(H) This Plan and all actions taken hereunder shall be governed by and construed in accordance with the laws of the state of New York.

(I) Notwithstanding the above and any other provision herein to the contrary, effective immediately upon a Change of Control, as defined in Section VIII below, the entire value of each Participant's book reserve accounts under the Plan shall be maintained in a trust (the "Trust") established by the Company for this purpose and Company shall transfer to the Trust amount sufficient to fund the entire value of each participant's book reserve accounts. The Trust is intended to be classified for federal income tax purposes as a "grantor trust" within the meaning of Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Code.

(J) Notwithstanding anything in this Plan, the Retirement Plan, the ISP or the DVP Retirement Plan to the contrary, any amount otherwise due or payable under the Plan may be forfeited, or its payment suspended, at the discretion of the Administrator, to apply toward or recover any claim the Company may have against the Participant, including but not limited to, for the enforcement of the Company's Detrimental Conduct provisions under its long-term incentive award plan, to recover a debt to the Company or to recover a benefit overpayment under a Company benefit plan or program.


                          VIII. CHANGE IN CONTROL

(A)  A "Change in Control" means the happening of any of the following:

     (a) Any individual, entity or group (a "Person") (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange
          Act) of 25% or more of either (i) the then outstanding common shares of the Company (the "Outstanding Company Common Shares") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that such beneficial ownership shall not constitute a Change in Control if it occurs as a result of any of the following acquisitions of securities: (i) any acquisition directly from the Company, (ii) any acquisition by the Company or any corporation, partnership, trust or other entity controlled by the Company (a "Subsidiary"), (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Change in Control Section are satisfied. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") became the beneficial owner of 25% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities as a result of the acquisition of Outstanding Company Common Shares or Outstanding Company Voting Securities by the Company which, by reducing the number of Outstanding Company Common Shares or Outstanding Company Voting Securities, increases the proportional number of shares beneficially owned by the Subject Person; provided, that if a Change in Control would be deemed to have occurred (but for the operation of this sentence) as a result of the acquisition of Outstanding Company Common Shares or Outstanding Company Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Outstanding Company Common Shares or Outstanding Company Voting Securities which increases the percentage of the Outstanding Company Common Shares or Outstanding Company Voting Securities beneficially owned by the Subject Person, then a Change in Control shall then be deemed to have occurred; or

     (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or

     (c) The consummation of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation of such Outstanding Company Common Shares and Outstanding Company Voting Shares, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company, a Subsidiary or such corporation resulting from such reorganization, merger or consolidation or any subsidiary thereof, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

     (d) The consummation of the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, unless such assets have been sold, leased, exchanged or disposed of to a corporation with respect to which following such sale, lease, exchange or other disposition (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale, lease, exchange or other disposition in substantially the same proportions as their ownership immediately prior to such sale, lease, exchange or other disposition of such Outstanding Company Common Shares and Outstanding Company Voting Shares, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust)) of the Company or a Subsidiary of such corporation or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, 25% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale, lease, exchange or other disposition of assets of the Company; or

     (e) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(B) Notwithstanding any other provision of this Plan to the contrary, if all or any portion of the payments or benefits to which the Participant will be entitled under this Plan, either alone or together with other payments or benefits which the Participant receives or is entitled to receive directly or indirectly from the Company or any of its subsidiaries or any other person or entity that would be treated as a payor of parachute payments as hereinafter defined, under any other plan, plan or arrangement, would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision thereto and the regulations thereunder (except that "2.95" shall be used instead of "3" under Section 280G(b)(2)(A)(ii) of the Code or any successor provision thereto), such payment or benefits provided to the Participant under this Plan, and any other payments or benefits which the Participant receives or is entitled to receive directly or indirectly from the Company or any of its subsidiaries or any other person or entity that would be treated as a payor of parachute payments as hereinafter defined, under any other plan, plan or arrangement which would constitute a parachute payment, shall be reduced (but not below zero) as described below to the extent necessary so that no portion thereof would constitute such a parachute payment as previously defined (except that "2.95" shall be used instead of "3" under Section 280G(b)(2)(A)(ii) of the Code or any successor provision thereto).

     Whether payments or benefits to the Participant are to be reduced pursuant to the first sentence of this paragraph, and the extent to which they are to be so reduced, will be determined by the firm serving, immediately prior to the Change in Control, as the Company's independent auditors, or if that firm refuses to serve, by another qualified firm, whether or not serving as independent auditors, designated by the Administration Committee under the American Express Senior Executive Severance Plan (the "Firm"). The Firm will be paid reasonable compensation by the Company for such services. If the Firm concludes that its determination is inconsistent with a final determination of a court or the Internal Revenue Service, the Firm shall, based on such final determination, redetermine whether the amount payable to the Participant should have been reduced and, if applicable, the amount of any such reduction. If the Firm determines that a lesser payment should have been made to the Participant, then an amount equal to the amount of the excess of the earlier payment over the redetermined amount (the "Excess Amount") will be deemed for all purposes to be a loan to the Participant made on the date of the Participant's receipt of such Excess Amount, which the Participant will have an obligation to repay to the Company on the fifth business day after demand, together with interest on such amount at the lowest applicable Federal rate (as defined in Section 1274(d) of the Code or any successor provision thereto), compounded semi-annually (the "Section 1274 Rate") from the date of the Participant's receipt of such Excess Amount until the date of such repayment (or such lesser rate (including zero) as may be designated by the Firm such that the Excess Amount and such interest will not be treated as a parachute payment as previously defined). If the Firm determines that a greater payment should have been made to the Participant, within five business days of such determination, the Company will pay to the Participant the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment, at the Section 1274 Rate (or such lesser rate (including zero) as may be designated by the Firm such that the amount of such deficiency and such interest will not be treated as a parachute payment as previously defined). If a reduction is to be made pursuant to this paragraph, the Firm will have the right to determine which payments and benefits will be reduced as described below based on the following hierarchy from the first to be reduced to the last (or on such other hierarchy chosen by the Firm in its sole discretion), either those under this Plan alone or such other payments or benefits which the Participant receives or is entitled to receive directly or indirectly from the Company or any of its subsidiaries or any other person or entity that would be treated as a payor of parachute payments as previously defined, under any other plan, plan or arrangement:

     (I)     nonqualified stock option awards;

     (II) restricted stock awards, awards in lieu of restricted stock awards, and restricted stock units;

     (III) amounts payable under deferred compensation (including, but not limited to, base salary, cash bonus or annual incentive awards, and long-arm incentive awards) programs;

     (IV)    any other awards or amounts not described in (I), (II) or
             (III) above that would be payable or provided upon a Change in Control;

     (V)     amounts payable under severance benefit plans;

     (VI)    amounts payable under annual incentive (e.g., cash bonus) plans;

     (VII)   portfolio grant awards and performance grant awards;

     (VIII) amounts payable under employee welfare benefit plans, such as life insurance plans (including, but not limited to, the American Express Key Executive Life Insurance
             Plan);

     (IX)    amounts payable under nonqualified employee pension benefit plans;
             and

     (X)     any other awards or amounts not described in (V), (VI),
             (VII), (VIII) or (IX) above that would be payable or provided upon a termination of employment that occurs within two years after a Change in Control as described in the Change in Control provision above.

The payments and benefits subject to reduction pursuant to this paragraph include one or more attributes thereof, including, but not limited to, acceleration of the time for the vesting or payment thereof and the crediting of additional interest equivalents thereunder. Such reduction may be effected by the reduction or elimination, in whole or in part, of any such payment or benefit (including any or all attributes thereof). If a payment or benefit (including any or all attributes thereof) is reduced in part, the remaining portion of the payment or benefit (including any or all attributes thereof) will continue in full force and effect under the provisions of such payment or benefit (including any or all attributes thereof) as if the Change in Control did not occur and without regard to such reduction or elimination. Nothing in the preceding three sentences of this paragraph is intended or should be interpreted to change the calculated reduction amounts and procedure of this paragraph.